Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this Schedule 13G (including additional amendments thereto) with respect to the American depositary shares, each representing 15 Class A ordinary shares, par value $0.0001 per share, of China Online Education Group. This Joint Filing Agreement shall be filed as an Exhibit to such Statement. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

Date: July 29, 2019

Silverhorn Investment Advisors Limited

/s/ Michael Raza Imam
Michael Raza Imam, Director

Silverhorn SPC Ltd

/s/ Michael Raza Imam
Michael Raza Imam, Director

/s/ Jürg Hans Niederberger Jürg Hans Niederberger

/s/ Michael Raza Imam
Michael Raza Imam